Exhibit 10.1

Execution Version

PIPELINES, STORAGE AND THROUGHPUT FACILITIES AGREEMENT

(Big Spring Refinery Logistics Assets and Duncan Terminal)

This Pipelines, Storage and Throughput Facilities Agreement (this “Agreement”) is entered into as of March 20, 2018 and effective as of March 1, 2018 (the “Commencement Date”), by and among Alon USA, LP, a Texas limited partnership (“Customer”), DKL Big Spring, LLC, a Delaware limited liability company (“Owner”), for the limited purposes specified in Section 14.4, Delek US Holdings, Inc., a Delaware corporation (“Delek US”), and, for the limited purposes specified in Article XXVII, J. Aron & Company LLC, f/k/a J. Aron & Company, a New York limited liability company (“J. Aron”).  Customer and Owner are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to and subject to the terms of the Supply and Offtake Agreement, J. Aron supplies Crude Oil to Customer to be processed at the Refinery and purchases Products produced by Customer at the Refinery;

WHEREAS, on the Commencement Date, Owner acquired all of the rights, title and interest in the Assets;

WHEREAS, in connection with such transfer, (i) the Supply and Offtake Agreement is being amended to remove therefrom the Assets and the rights and obligations of the parties thereto related to such Assets and (ii) the Parties are entering into this Agreement to provide for the rights and obligations of the Parties with respect to the Assets; and

WHEREAS, Customer and Owner desire to record the terms and conditions upon which Customer shall continue to use the Assets and Owner shall serve as operator of the Assets and bailee of all Crude Oil and Products held therein and owned by Customer or its assignee;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, Delek US, and J. Aron agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1                               Definitions. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified:

“Actual Month End Crude Volume” has the meaning specified in Section 10.14(a).

“Actual Month End Product Volume” has the meaning specified in Section 10.14(a).

“Actual Shipments” means the volume of Materials that is throughput under this Agreement on the Pipelines, the Rail Racks, Product Racks, and the Duncan Terminal, as applicable, during a designated period.

“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including the Customer, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including the Owner, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Ancillary Services” means the services to be provided by Owner to Customer set forth on Schedule D.

“Ancillary Services Fees” means, for any month during the Term of this Agreement, the fees set forth on Schedule D to be paid by Customer pursuant to Section 8.1 during that month for Ancillary Services provided by Owner.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Asset Purchase Agreement” means the Asset Purchase Agreement (Big Spring Refinery Logistics Assets) dated as of February 26, 2018, by and among Alon USA Partners, LP, a Delaware limited partnership, Alon USA GP II, LLC, a Delaware limited liability company, Alon USA Delaware, LLC, a Delaware limited liability company, Alon USA Refining, LLC, a Delaware limited liability company, Alon Paramount Holdings, Inc., a Delaware corporation, and Customer, as sellers, Owner, as buyer, and, for the limited purposes set forth therein, Delek US, as amended.

“Assets” means (a) the Pipelines, (b) the Racks, (c) the Storage Facilities, (d) the Duncan Terminal, and (e) the Salt Wells Facilities.

“ASTM” means the American Society of Testing Materials.

“Bankrupt” means a Person that (a) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (e) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (g) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (h) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (i) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (j) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 consecutive calendar days or (k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Barrel” means 42 Gallons.

“bpd” means Barrels per day.

“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.

“Capacity Resolution” has the meaning specified in Section 10.3.

“Capital Amortization Period” has the meaning specified in Section 8.6(c)(iv).

“Capital Expenditure Notice” has the meaning specified in Section 8.6(c)(iii).

“Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Assets or any portion thereof, or (b) any connection, or new point of receipt or delivery for Crude Oil or Products, including any terminals, lateral pipelines or extensions of the Pipelines.

“Cavern” has the meaning specified in Section 5.1.

“Cavern Working Capacity” has the meaning specified in Section 5.1.

“Claimant” has the meaning specified in Section 26.4.

“Commencement Date” has the meaning specified in the preamble to this Agreement.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Commencement Date and end on March 31, 2018 and the final Contract Quarter shall end on the last day of the Term.

“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.

“CPT” means the prevailing time in the Central time zone.

“Crude Oil” means recovered hydrocarbon mixtures, excluding recovered or recycled oils or any cracked materials.

“Crude Oil Linefill” means, at any time, the aggregate volume of Crude Oil linefill on the Crude Oil Pipelines for which Customer or its assignee is treated as the exclusive owner by the Crude Oil Pipelines; provided that such volume shall be determined by using the volumes reported on the most recent monthly or daily statements, as applicable, from the Crude Oil Pipelines.

“Crude Oil Pipelines” means Owner’s pipelines at the Refinery for the transportation of Crude Oil, set forth on Schedule B-1, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Crude Oil Pipelines Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 248,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Crude Oil Pipelines Minimum Throughput Commitment” means an aggregate amount of throughput equal to 77,000 bpd multiplied by the number of calendar days in the Contract Quarter; provided, that, for any month that the AMDEL pipeline does not permit shipments originating at and shipping from the Refinery, the Crude Oil Pipelines Minimum Throughput Commitment shall be reduced to 60,500 bpd for such month. Notwithstanding the foregoing, if Customer does not exercise its option rights to extend the term of the agreement between Customer and an affiliate of Sunoco Logistics with respect to shipments on such pipeline, the Crude Oil Pipelines Minimum Throughput Commitment shall remain at 77,000 bpd multiplied by the number of calendar days in the Contract Quarter following the expiration of such agreement for the period of time as if Customer had exercised its option rights to extend.  Upon expiration of the last option period under such agreement, the Crude Oil Pipelines Minimum Throughput Commitment shall be reduced to 60,500 bpd.

“Crude Oil Throughput Fee” has the meaning specified in Section 3.3(b).

“Crude Storage Fee” has the meaning specified in Section 6.2.

“Customer” has the meaning specified in the preamble to this Agreement.

“Customer Indemnitees” has the meaning specified in Section 20.1.

“Defaulting Party” has the meaning specified in Section 19.2.

“Delek US” has the meaning specified in the preamble to this Agreement.

“Delivery Point” means (a) with respect to a specific Pipeline, the inlet flange listed on Schedule B, (b) with respect to the Racks, the flange at which the hoses at any of Owner’s Assets interconnect with the railcars or trucks, as applicable, (c) with respect to any Capital Improvement, the delivery point agreed to by the Parties, and (d) with respect to any Storage Facilities, the inlet flange of such Storage Facility or, in the case of the Salt Wells Facilities, the Salt Wells Delivery Point.

“Designation Period” has the meaning specified in Section 27.1.

“Dispute” means any and all disputes, claims, controversies and other matters in question between any Owner Indemnitee, on the one hand, and Customer Indemnitee, on the other hand, arising out of or relating to this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for in Applicable Law or otherwise, or (d) seeking damages or other relief, whether at law, in equity or otherwise.

“Duncan Service Fee” has the meaning specified in Section 7.2.

“Duncan Terminal” means Owner’s light Products distribution terminal located in Stephens County, Oklahoma, including all storage, loading and unloading facilities, all piping and other equipment within the tank berms, and other furniture, fixtures, equipment, and tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Duncan Terminal Minimum Throughput Capacity” means an aggregate amount of throughput equal to 7,300 bpd multiplied by the number of calendar days in the Contract Quarter.

“Duncan Terminal Minimum Throughput Commitment” means an aggregate amount of throughput equal to 700 bpd multiplied by the number of calendar days in the Contract Quarter.

“Duncan Terminal Storage Fee” shall have the meaning specified in Section 6.2.

“Duncan Terminal Storage Tanks” means the tanks owned by Owner or its subsidiaries at the Duncan Terminal that store Products, as further described on Schedule A-4, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Early Termination Date” has the meaning specified in Section 2.2.

“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time prior to the Closing Date and other similar environmental and other Applicable Laws of the state or local Governmental Authorities, as each has been amended from time to time prior to the date hereof.

“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 8.6(c)(iii).

“Event of Default” has the meaning specified in Section 19.1.

“Expansion Capital Expenditure” has the meaning set forth in Section 8.6(c)(iii).

“Expiration Date” means the “Expiration Date,” as defined in the Supply and Offtake Agreement, or, if later, the date on which all obligations thereunder are finally settled.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means acts of God, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines or third-party rail facilities, and any other causes whether of the kind herein enumerated or otherwise; provided, that any of the foregoing must not reasonably be within the control of the Party claiming delay or interruption and must be an event which through the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” has the meaning specified in Section 17.1.

“Force Majeure Party” has the meaning specified in Section 17.1.

“Force Majeure Period” has the meaning specified in Section 17.1.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning specified in Section 2.1.

“J. Aron” has the meaning specified in the preamble to this Agreement.

“J. Aron Materials” has the meaning specified in Section 27.1.

“Lease” has the meaning specified in Section 7.3(a).

“Leased Property” has the meaning specified in Section 7.3(a).

“Lessor” has the meaning specified in Section 7.3(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any losses, Liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable professional fees and other fees, court costs and other disbursements).

“Materials” means any Crude Oil and/or Products transported or stored under this Agreement.

“Minimum Storage Capacity” means an aggregate usable storage capacity of 1,987,993 Barrels for storage of Crude Oil or Product in the Storage Facilities.

“Minimum Throughput Capacity” shall mean the Crude Oil Pipelines Minimum Throughput Capacity, the Product Pipelines Minimum Throughput Capacity, the Product Racks Minimum Throughput Capacity, the Rail Racks Minimum Throughput Capacity, and the Duncan Terminal Minimum Throughput Capacity, as applicable.

“Minimum Throughput Commitment” shall mean the Crude Oil Pipelines Minimum Throughput Commitment, the Product Pipelines Minimum Throughput Commitment, the Product Racks Minimum Throughput Commitment, the Rail Racks Minimum Throughput Commitment, and the Duncan Terminal Minimum Throughput Commitment, as applicable.

“Monthly Expansion Capital Amount” has the meaning specified in Section 8.6(c)(iv).

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“Notice Period” has the meaning specified in Section 18.2.

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60 degrees Fahrenheit.

“Open Assets” has the meaning specified in Section 8.7.

“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.

“Owner” has the meaning specified in the preamble to this Agreement.

“Owner Indemnitees” has the meaning specified in Section 20.2.

“Partnership” means Delek Logistics Partners, LP.

“Partnership Change of Control” means Delek US ceases to (a) own or have the power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers, or Persons performing similar functions of the General Partner, (b) own 50% or more of the equity or equivalent interest in the General Partner, or (c) have the ability to direct the business and affairs of the General Partner by acting as a general partner, manager, or otherwise.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

“Permitted Lien(s)” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges, and (d) liens created pursuant to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Pipelines” means, collectively, the pipelines set forth on Schedule B.

“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Product” means any of the refined petroleum products listed on Schedule C, as from time to time amended by mutual agreement of the Parties.

“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Product Pipelines for which Customer or its assignee is treated as the exclusive owner by the Product Pipelines; provided that such volume shall be determined by using the volumes reported on the most recent monthly or daily statements, as applicable, from the Product Pipelines.

“Product Pipelines” means Owner’s pipelines located at the Refinery for the transportation of Products, set forth on Schedule B-2, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Product Pipelines Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 69,350 bpd multiplied by the number of calendar days in the Contract Quarter.

“Product Pipelines Minimum Throughput Commitment” means an aggregate amount of throughput equal to 27,300 bpd multiplied by the number of calendar days in the Contract Quarter.

“Product Racks” means (a) the truck rack, located at the Refinery, with a throughput capacity of 5,600 bpd and (b) the finished products rack, located at the Refinery, with a throughput capacity of 51,050 bpd, in each case used for loading and unloading Products, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Product Racks Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 53,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Product Racks Minimum Throughput Commitment” means an aggregate amount of throughput equal to 29,250 bpd multiplied by the number of calendar days in the Contract Quarter.

“Product Storage Fee” has the meaning specified in Section 6.2.

“Products Throughput Fee” has the meaning specified in Section 3.3.

“Proposed Tank Plan” has the meaning specified in Section 10.12.

“Racks” means the Rail Racks and the Product Racks.

“Rail Racks” means (a) the rail rack, located at the Refinery, with a throughput capacity of 6,140 bpd, commonly known as the “BTX Rail Rack”, used for loading and unloading Products and (b) the rail rack, located at the Refinery, with a throughput capacity of 7,325 bpd, commonly known as the “Big Rail Rack”, used for loading and unloading Products, in each case, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Rail Racks Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 12,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Rail Racks Minimum Throughput Commitment” means an aggregate amount of throughput equal to 4,500 bpd multiplied by the number of calendar days in the Contract Quarter.

“Receiving Party Personnel” has the meaning specified in Section 23.4.

“Redelivery Point” means (a) with respect to a specific Pipeline, the outlet flange listed on Schedule B, (b) with respect to the Racks, the flange at which the hoses at any of Owner’s Assets interconnect with the railcars or trucks, as applicable, (c) with respect to any Capital Improvement, the redelivery point agreed to by the Parties, and (d) with respect to any Storage Facilities, the outlet flange of such Storage Facility, or in the case of the Salt Wells Facilities, the Salt Wells Redelivery Point.

“Refinery” means, collectively, the petroleum refinery located in Big Spring, Texas, owned and operated by Delek US and its Affiliates.

“Refinery Crude Oil Storage Tanks” means the tanks owned by Owner or its subsidiaries at the Refinery that store Crude Oil, as further described on Schedule A-1, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Refinery Product Storage Tanks” means the tanks owned by Owner or its subsidiaries at the Refinery that store Products, as further described on Schedule A-2, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Renewal Term” has the meaning specified in Section 2.1.

“Required Permits” has the meaning specified in Section 10.7.

“Respondent” has the meaning specified in Section 26.4.

“Restoration” has the meaning specified in Section 10.2(d).

“Salt Wells Delivery Point” means the interconnection of the Product Pipelines and the custody transfer meters where Product enters the Salt Wells Facilities and custody of Product transfers from Customer (or its designee) to Owner.

“Salt Wells Facilities” means, collectively, the Caverns owned by Owner and set forth on Schedule A-3, together with all furniture, fixtures, equipment, and other tangible personal property owned or used by Owner in the ownership, operation, and maintenance thereof and all future modifications or additions thereto.

“Salt Wells Redelivery Point” means the interconnection of the custody transfer meters and the Product Pipelines where Product leaves the Salt Wells Facilities and custody of the Product transfers from Owner to Customer (or its designee).

“Salt Wells Storage Fee” has the meaning specified in Section 6.2.

“Services” has the meaning specified in Section 12.1.

“Shortfall Payment” has the meaning specified in Section 8.4.

“Special Damages” has the meaning specified in Article XXI.

“Storage Facilities” mean the Duncan Terminal Storage Tanks, Refinery Crude Oil Storage Tanks, the Refinery Product Storage Tanks, and the Salt Wells Facilities.

“Storage Fees” has the meaning specified in Section 6.2.

“Supplier’s Inspector” means any Person selected by Customer (or its assignee) to perform any and all inspections required by Customer in a commercially reasonable manner at Customer’s own cost and expense that is acting as an agent for Customer (or its assignee) and that (a) is a Person who performs sampling, quality analysis and quantity determination of the Materials purchased and sold under the Supply and Offtake Agreement and is licensed to do so, (b) is not an Affiliate of any Party and (c) in the commercially reasonable judgment of Customer (or its assignee), is qualified and reputed to perform its services in accordance with Applicable Law and prudent industry practice.

“Supply and Offtake Agreement” means that certain Second Amended and Restated Supply and Offtake Agreement, dated as of February 1, 2015, by and among J. Aron, and Customer, as from time to time amended, modified and/or restated, and any replacement thereof.

“Suspension Notice” has the meaning specified in Section 18.2.

“Term” has the meaning specified in Section 2.1.

“Terminal Maintenance” has the meaning specified in Section 10.13(a).

“Termination Notice” has the meaning specified in Section 17.2.

“Third Party” means any entity other than Owner, Customer or their respective Affiliates.

“Throughput Fees” means the Duncan Service Fee, the Products Throughput Fee, and the Crude Oil Throughput Fee.

“Transaction Agreements” means, collectively, this Agreement, the Asset Purchase Agreement, the Lease and Access Agreement (as defined in the Asset Purchase Agreement), the Site Services Agreement (as defined in the Asset Purchase Agreement), the Asphalt Services Agreement (as defined in the Asset Purchase Agreement), and the Omnibus Agreement (as defined in the Asset Purchase Agreement).

“Transmix” has the meaning specified in Section 7.4.

“Volume Determination Procedures” mean Owner’s ordinary month-end procedures for determining the NSV of Crude Oil or Product in the Storage Facilities, which for each Contract Quarter-end shall be based on manual gauge readings of each storage tank or Cavern, as applicable, as at the end of such Contract Quarter.

“Volume Loss” means any loss of Materials occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Material caused by the failure of Owner to comply with this Agreement; provided Volume Loss shall not include the result of loss of or damage to Materials (a) associated with circumstances involving Force Majeure, (b) caused by the act or omission of Customer, (c) due to normal Material evaporation, shrinkage, or clingage, (d) resulting from Material measurement inaccuracies within tolerance acceptable under current industry practices (including by way of example, measurement tolerances of weigh scales, flow meters, and level indicators), (e) due to thermal degradation, (f) due to diminution in quality due to storage, or (g) resulting from cleaning the Storage Facilities.

1.2                               Construction of the Agreement.

(a)                                 It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(i)                                     examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii)                                  the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;

(iii)                               a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(iv)                              each Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Schedule, the provisions of the main body of this Agreement shall prevail;

(v)                                 the term “cost” includes expense and the term “expense” includes cost;

(vi)                              the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(vii)                           any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(viii)                        currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(ix)                              unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;

(x)                                 unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and

(xi)                              if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(b)                                 All references in this Agreement to an “Article,” “Section,” “subsection,” or “Schedule” shall be to an Article, Section, subsection, or schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE II
TERM

2.1                               The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Commencement Date, and continue for a period of ten Contract Years, unless extended as hereinafter provided. Owner shall have the one-time option to extend this Agreement for up to five additional years on the same terms and conditions set forth herein (the “Renewal Term”). In order to exercise its option to extend this Agreement for a Renewal Term, Owner shall notify Customer of the desired length of the Renewal Term in writing not less than 180 days prior to the expiration of the Initial Term. At the end of the Renewal Term, this Agreement shall then continue on a year to year basis unless cancelled by either Party by delivering not less than 180 days’ written notice to the other Party. The Initial Term, the Renewal Term and any such year to year renewal term shall collectively be the “Term.”

2.2                               The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (a) as they may mutually agree in writing, (b) pursuant to a

Termination Notice under Section 17.2, (c) pursuant to Section 18.2 or (d) pursuant to Section 19.2.  The effective date of any such termination shall be the “Early Termination Date.”

2.3                               Upon any termination of this Agreement, Customer shall arrange the removal of all Materials, including intermediates, byproducts, sludge and waste in the Storage Facilities, and will be responsible for the expense of any cleaning and restoration to their previous condition of the Assets. Customer agrees to reimburse Owner for the costs of such cleaning, restoration and removal, which shall include any expenses necessary to restore the Assets to their previous condition, plus a 10% administrative fee. Customer shall, upon expiration or termination of this Agreement, and if requested by Owner, promptly remove any and all of its owned equipment, if any.

2.4                               Each Party’s obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement.

ARTICLE III
PIPELINE THROUGHPUT COMMITMENTS AND FEES

3.1                               General. Subject to the terms and conditions hereof, Customer agrees to take service on the Pipelines in accordance with the terms, conditions and procedures set forth in this Agreement.

3.2                               Minimum Throughput Commitments.  During each Contract Quarter, Customer will ship (a) on the Crude Oil Pipelines, the Crude Oil Pipelines Minimum Throughput Commitment, and (b) on the Product Pipelines, the Product Pipelines Minimum Throughput Commitment.

3.3                               Throughput Fees.

(a)                                 The throughput fee applicable to transportation of Products on the Product Pipelines (the “Products Throughput Fee”), shall be the applicable rates specified in Schedule E. Subject to Section 8.4 and Section 8.5, Customer shall pay Owner an amount equal to the Products Throughput Fee multiplied by the total amount of Actual Shipments on the Product Pipelines.

(b)                                 The throughput fee applicable to transportation of Crude Oil on the Crude Oil Pipelines (the “Crude Oil Throughput Fee”), shall be the applicable rates specified in Schedule E. Subject to Section 8.4 and Section 8.5, Customer shall pay Owner an amount equal to the Crude Oil Throughput Fee multiplied by the total amount of Actual Shipments on the Crude Oil Pipelines.

ARTICLE IV
PRODUCT AND RAIL RACK THROUGHPUT COMMITMENTS AND FEES

4.1                               General. Subject to the terms and conditions hereof, Customer agrees to take service at the Racks in accordance with the terms, conditions and procedures set forth in this Agreement.

4.2                               Minimum Throughput Commitments.  During each Contract Quarter, Customer will throughput (a) at the Rail Racks, the Rail Racks Minimum Throughput Commitment, and (b) at the Product Racks, the Product Racks Minimum Throughput Commitment

4.3                               Throughput Fees.

(a)                                 The throughput fee applicable to throughput of Products at the Product Racks or the Rail Racks, as applicable, shall be the Product Throughput Fee. Subject to Section 8.4 and Section 8.5, Customer shall pay Owner an amount equal to the Products Throughput Fee multiplied by the total amount of Actual Shipments at the Product Racks.

(b)                                 The throughput fee applicable to throughput of Crude Oil at the Rail Racks shall be the Crude Oil Throughput Fee. Subject to Section 8.4 and Section 8.5, Customer shall pay Owner an amount equal to the Crude Oil Throughput Fee multiplied by the total amount of Actual Shipments at the Rail Racks.

ARTICLE V
SALT WELLS STORAGE

5.1                               General. Owner shall provide to Customer for the storage of Product all of the working capacity of the underground salt formations described in Schedule A-3 (collectively, the “Caverns” and each a “Cavern”). The working capacity of each Cavern is within the range specified on Schedule A-3, subject to Customer’s production and discharge forecast and the available brine storage and flow capacity of such Cavern (“Cavern Working Capacity”). The Cavern Working Capacity may change from time to time as a result of Cavern geology, and Owner shall notify Customer of such changes and the Parties shall amend Schedule A-3 to reflect such changes.

5.2                               Owner may substitute each Cavern with a similar suitable Cavern for Customer’s dedicated use at Owner’s convenience or if such Cavern is taken out of service for any reason (including for emergencies or scheduled or unscheduled maintenance), provided that: (a) Customer shall bear no additional costs for any substitution; and (b) the substituted Cavern has similar receipt, storage, and redelivery facility access capabilities. Except in the event of an emergency or due to unscheduled maintenance, Owner shall provide Customer with 15 days’ prior written notice of any substitution. Any substitute Cavern while in use hereunder shall be considered the original Cavern for purposes of this Agreement, and all terms and conditions of this Agreement shall apply to such Cavern.

5.3                               A Cavern may be taken out of service to establish an annual sequence of inspections to comply with applicable regulatory requirements. Owner will provide Customer with annual updates of Cavern availability.

5.4                               At the end of the Term, Customer will bear the cost of returning each Cavern and related Cavern-manifold pipelines to the same condition as on commencement of service to Customer in respect of such Cavern, subject to reasonable wear and tear.

5.5                               The Parties acknowledge that prudent operation of the Caverns includes necessary repairs and maintenance consistent with generally accepted industry standards, which will result in temporary unavailability of the Caverns during which Owner will be unable to provide the storage contracted for herein. So long as Owner endeavors to work with Customer to minimize the duration, frequency, and effect of such unavailability on Customer and the duration, frequency, and effect of such unavailability on Customer are consistent with generally accepted industry standards, Owner shall not be deemed to breach this Agreement in respect thereof and shall not be liable to Customer for any failure to perform its obligations set forth herein.

5.6                               Customer shall make nominations to Owner no later than the 15th day of the month before delivery or redelivery of quantities of Product that Customer desires to tender for delivery at the Salt Wells Delivery Point or for redelivery at the Salt Wells Redelivery Point. Custody and control of Product (a) delivered hereunder shall be deemed to be transferred to Owner at the Salt Wells Delivery Point; and (b) redelivered hereunder shall be deemed to be transferred to Customer at the Salt Wells Redelivery Point.

5.7                               Owner will not recognize sales or assignments of, or other transfers of title to, Product while in storage at the Salt Wells Facilities unless approved in advance in writing by Owner (such approval not to be unreasonably withheld) and then only to another Person that has a valid storage agreement with Owner for storage of such Product at the Salt Wells Facilities.

ARTICLE VI
STORAGE SERVICES AND FEES

6.1                               General. During the Term, Customer shall have the exclusive right to inject, store and withdraw Materials from the Storage Facilities, and Owner shall make available to Customer the Minimum Storage Capacity. Allocation of storage capacity for separate Materials at the Storage Facilities shall be in accordance with current practices, or as otherwise may be mutually agreed among the Parties from time to time. The storage capacity provided to Customer in the Storage Facilities may be temporarily reduced by Owner (without any adjustment to the Storage Fees) as a result of repairs and/or maintenance on the Storage Facilities that reduce the storage capacity available in the Storage Facilities, so long as the reduced storage capacity will not result in the inability of Owner to provide the Minimum Storage Capacity.

6.2                               Storage Fees. Customer shall pay Owner (i) a fee of $180,050 per month (the “Crude Storage Fee”) for dedicated storage capacity in the Refinery Crude Oil Storage Tanks, (ii) a fee of $811,869 per month (the “Product Storage Fee”) for dedicated storage capacity in the Refinery Product Storage Tanks, (iii) a fee equal to (A) $0.55 per Barrel multiplied by (B) the aggregate Cavern Working Capacity made available to Customer in any month during the Term (the “Salt Wells Storage Fee”), and (iv) a fee of $99,860 per month (the “Duncan Terminal Storage Fee”, and together with the Crude Storage Fee, the Product Storage Fee, and the Salt Wells Storage Fee, the “Storage Fees”) for dedicated storage capacity at the Duncan Terminal, in each case prorated based upon the number of days any partial month during the Term.

ARTICLE VII
DUNCAN TERMINAL SERVICES AND FEES

7.1                               General.

(a)                                 During each Contract Quarter during the Term, Customer shall throughput at least the applicable Duncan Terminal Minimum Throughput Commitment at the Duncan Terminal and Owner shall make available to Customer throughput capacity at the Duncan Terminal at all times equal to the Duncan Terminal Minimum Throughput Capacity. Allocation of throughput capacity for separate Materials at the Duncan Terminal shall be in accordance with current practices, or as otherwise may be mutually agreed among the Parties from time to time.

(b)                                 Customer may throughput volumes in excess of the Duncan Terminal Minimum Throughput Capacity, up to the then-available capacity of the Duncan Terminal, as determined by Owner at any time. In accordance with Section 7.2, Customer shall pay Owner the per-Barrel Duncan Service Fee for any excess throughput volumes.

7.2                               Terminalling Fees. Customer shall pay a services fee of $0.05 per Barrel (the “Duncan Service Fee”) for the volumes of Products it throughputs at the Duncan Terminal.

7.3                               Leased Property Matters.

(a)                                 Owner, as lessee, leases the land on which the Duncan Terminal is located (the “Leased Property”), which remains subject to a lease agreement, which lease agreement may be amended or revised from time to time (the “Lease”). The lessor under the Lease is referred to herein as the “Lessor.”

(b)                                 Anything contained in any provision of this Agreement to the contrary notwithstanding, Customer agrees with respect to the Leased Property, to not take any action under this Agreement which would be reasonably expected to result in a breach of the Lease, and to use commercially reasonable efforts to remedy any default in this Agreement by Customer that results in a breach or default under the Lease, within the period allowed to Owner (as lessee) under the Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Owner to Customer is given after the corresponding notice of default from Lessor to Owner. Owner agrees to forward to Customer, as soon as practicable following receipt thereof by Owner, a copy of each notice of default received by Owner in its capacity as lessee under the Lease. Customer agrees to forward to Owner, as soon as practicable following receipt thereof, copies of any notices received by Customer from Lessor or from any Governmental Authorities with respect to the Leased Property.

(c)                                  As it relates to the Leased Property, this Agreement is subject and subordinate to the Lease. Customer acknowledges that it has reviewed the Lease and Customer further agrees that it will review any amendments or revisions thereto, when available, and will become familiar with the terms and conditions thereof. Owner shall not be deemed or construed in any way to indemnify Customer for any breach of the Lease by Lessor or other actions or omissions of Lessor. Owner shall pay all rent due under the Lease to Lessor during the Term and shall not otherwise default under the Lease.

(d)                                 The use of the Leased Property is subject to the validity and enforceability of the Lease. If for any reason the term of the Lease shall terminate prior to the expiration or termination of the Term, the provisions of this Agreement related to throughput and storage at the Duncan Terminal shall automatically terminate, and Owner shall not be liable to Customer by reason thereof unless said termination shall have been caused by the default of Owner under the Lease, and said Owner’s default was not as a result of a Customer default hereunder. Owner shall not voluntarily terminate the Lease without Customer’s prior written consent, and shall consult with Customer with respect to any renewals of the applicable Lease.

(e)                                  Prior to agreeing to any rent increase under the Lease, Owner will provide written notice to Customer of the amount of such proposed rent increase and Owner’s proposed increases to the fees as set forth herein. If Customer and Owner are unable to agree to such increase, within 30 days of the Customer’s receipt of notice provided in the previous sentence, Owner shall not be required to renew the Lease and may terminate the Lease and this Agreement.  If Customer and Owner do agree to such increase, then the Parties shall amend this Agreement to provide for such updated fees.

7.4                               Product downgraded as a result of ordinary terminal or pipeline operations including line flushing, rack meter provings or other necessary terminal operations shall not constitute Volume Losses for which Owner is liable to Customer. Owner shall account for the volume of Product downgraded, and Customer’s inventory of Products and/or interface volumes (“Transmix”) shall be adjusted. If (a) Owner does not have sufficient capacity at the Duncan Terminal for the Transmix and (b) Customer fails to remove its Transmix upon notice from Owner within 15 days of Customer’s receipt of such notification, then Owner shall have the right to sell such Transmix at market rates and return any proceeds to Customer, less delivery costs in effect at the time of such sale.

ARTICLE VIII
ADDITIONAL FEES; FEE ADJUSTMENTS; INVOICING AND PAYMENTS

8.1                               Ancillary Services. Owner shall provide the Ancillary Services to Customer. Customer shall pay the per-Barrel Ancillary Services Fees for such services.  If any additional ancillary services are requested by Customer that are different in kind, scope or frequency from the Ancillary Services that have been historically provided, then the Parties shall negotiate in good faith to determine whether such ancillary services may be provided and the appropriate rates to be charged for such ancillary services. All fuel additives, dyes, de-icers and other additions requested to be added to the Materials will be provided by Customer at no cost to Owner.

8.2                               All fees in this Agreement shall be increased or decreased on July 1 of each year of the Term commencing on July 1, 2019, (a) in the case of the Pipelines, by the change in any inflationary index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 CFR § 342.3, including future amendments or modifications thereof, and (b) in the case of the Racks, the Storage Facilities, and the Duncan Terminal, by the aggregate percentage increase or decrease, if any, in the PPI over the prior 12 months; provided, however, that, in each case, such fees shall in no event be less than the initial amounts set forth herein. If the FERC’s indexing methodology or the PPI is no longer published, Customer and Owner shall negotiate in good faith to agree upon a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases or decreases in the fees set forth in this Agreement.  If Customer and Owner are unable to agree upon a new index, the new index will be determined by arbitration in accordance with Section 26.4.

8.3                               During the Term, if new laws or regulations are enacted that require Owner to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures) with respect to any of the Assets, Owner may seek authorization from the FERC to increase its fees hereunder to recover such expenditures. Owner shall provide notice to Customer of their intention to request such a rate increase. Upon receipt of such notice, the Parties will negotiate in good faith to reach a settlement rate. If the Parties agree to a settlement rate within 30 days, or within such additional time as mutually agreed to by the Parties, Customer shall agree in writing to the proposed rate change and Owner shall file the rate change with the FERC and submit a verified statement to the FERC indicating the support of Customer. The Parties shall use their commercially reasonable efforts to mitigate the impact of, and comply with, such new laws or regulations.  If the Parties do not agree to a settlement rate, Owner reserves the right to file a cost-based rate increase with FERC to recover such costs.

8.4                               Shortfall Payments. If, for any Contract Quarter, Actual Shipments for such Contract Quarter on any Pipeline, the Rail Racks, the Product Racks, or at the Duncan Terminal are less than the applicable Minimum Throughput Commitment, then Customer shall pay Owner an amount (a “Shortfall Payment”) equal to the difference between (a) the applicable Minimum Throughput Commitment multiplied by the applicable Throughput Fee and (b) the aggregate Throughput Fees for such Contract Quarter payable for Actual Shipments with respect to the Pipelines, the Rail Racks, the Product Racks, or the Duncan Terminal, as applicable.  For purposes of calculating the Shortfall Payment with respect to any Pipeline, all Actual Shipments on any other Pipeline (or on the Rail Racks, the Product Racks, or the Duncan Terminal, as applicable) for such Contract Quarter shall be disregarded. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the applicable Minimum Throughput Commitments and the payment of the Shortfall Payment shall relieve Customer of any obligation to meet such Minimum Throughput Commitments for the relevant Contract Quarter.  The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitments to any subsequent Contract Quarter.

8.5                               Invoicing and Timing of Payments.

(a)                                 Owner shall invoice Customer monthly (or in the case of Shortfall Payments, quarterly) for all services rendered by Owner hereunder.  All fees and charges reflected in Owner’s invoices and not subject to dispute by Customer are due and payable within 30 days of the date of receipt of Owner’s invoice. Payment of undisputed fees and charges must be made by electronic funds transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and facsimile. (x) Payments that are not disputed and that are not made within the agreed or designated terms and (y) disputed amounts resolved in favor of Owner shall bear interest from the original due date per annum at (a) the Prime Rate plus 2% or (b) if such rate is prohibited by Applicable Law, then the highest rate allowed by Applicable Law. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Customer will pay all of Owner’s reasonable, out-

of-pocket costs (including reasonable professional fees and court costs) of collecting past due payments and late payment charges. In addition, in the event that Customer is more than 90 days overdue in its payment obligations hereunder, and Owner has not elected to terminate this Agreement in accordance with its terms, Owner shall be excused from its obligations to perform the services until such delinquency is cured; provided, however, that Customer shall continue to be obligated to pay for any services performed.

(b)                                 Customer will pay, and will indemnify and hold harmless Owner from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the services provided hereunder. Customer will also pay, and will indemnify and hold harmless Owner from and against, any ad valorem or property ownership taxes, if any, on Customer’s Materials located at the Storage Facilities and Customer’s other property, if any. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and ad valorem and other property taxes on the Assets themselves (but not on any Materials stored on or in the Storage Facilities). Owner and Customer shall fully cooperate in providing documentation, exemption, or resale certificates required by Applicable Law to document and establish qualifications for any sales, use, or other transaction tax exemptions available with respect to the services provided hereunder.

8.6                               Change in Pipelines’ Direction; Product Service or Origination and Destination; Capital Improvements.

(a)                                 Without Customer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Owner shall not (i) reverse the direction of any of the Pipelines; (ii) change, alter or modify the product service of any of the Pipeline operations; or (iii) change, alter or modify the origination or destination of any of the Pipeline operations; provided, however, that Owner may take any emergency action that Owner reasonably believes to be necessary to prevent or remedy a release of Crude Oil or Products from any of the Pipelines without obtaining the consent required by this Section 8.6(a).  Customer may request that Owner reverse the direction of any of the Pipelines, and Owner shall determine, in its sole discretion, whether to complete the proposed reversal.

(b)                                 Should Owner determine to proceed with a Customer proposed reversal, Owner will notify Customer of the total estimated costs necessary to complete the reversal and the proposed adjustment to the Throughput Fees and the Minimum Throughput Commitments or the Minimum Throughput Capacities required by Owner to recover such costs.  Owner may seek authorization from FERC to increase its fees hereunder to recover such expenditures. Owner shall provide notice to Customer of their intention to request such a rate increase.  Upon receipt of such notice, the Parties will negotiate in good faith to reach a settlement rate. If the Parties agree to a settlement rate within 30 days, or within such additional time as mutually agreed to by the Parties, Customer shall agree in writing to the proposed rate change and Owner shall file the rate change with FERC and submit a verified statement to the FERC indicating the support of Customer. If the Parties do not agree to a settlement rate, Owner reserves the right to file a cost-based rate increase with FERC to recover such costs or to not proceed with the reversal.

(c)                                  Capital Improvements.  During the term of this Agreement, Customer shall be entitled to designate Capital Improvements to be made to the Assets.  The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by Customer may be constructed:

(i)                                     For any Capital Improvement designated by Customer, Customer shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Assets, as the case may be.

(ii)                                  Owner will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.

(iii)                               Should Owner determine to proceed and construct or cause to be constructed the approved Capital Improvement, Owner will obtain bids from two or more general contractors reasonably acceptable to Customer for the construction of the Capital Improvement.  Based upon the bids, Owner will notify Customer of Owner’s estimate of the total cost necessary to construct such Capital Improvement (the “Capital Expenditure Notice”) (which amount shall include the costs of capital, a reasonable rate of return over the remaining Term and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”).  Within 30 days after receiving the Capital Expenditure Notice, Customer will notify Owner whether or not Customer agrees to such Estimated Expansion Capital Expenditure.  In the event Customer does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the Capital Expenditure Notice, Customer shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 8.6(c)(v).

(iv)                              Prior to beginning any construction on the Capital Improvement, (A) Owner shall have received all necessary regulatory approvals, (B) Owner and Customer shall have agreed on (1) an additional monthly payment amount to be paid by Customer to Owner (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed upon term not to exceed the then-remaining balance of the Initial Term plus the Renewal Term to which Customer is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide Owner the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to Owner reasonably anticipated to be received by Owner from Customer (or from a Third Party pursuant to a direct contractual commitment to Owner) in connection with such Capital Improvement, or (2) another adjustment to the Throughput Fee, as applicable, as the Parties may agree and (C) the Parties shall have agreed on any adjustment to the Throughput Fee, the Minimum Throughput Commitment, or the Minimum Throughput Capacity, as the case may be.  The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and Customer’s obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by Owner or a Force Majeure event (other than arising out of a Suspension Notice delivered by Customer) affecting the ability of Owner to provide services under this Agreement).  In connection with the construction of any Capital Improvement pursuant to this Section 8.6(c)(iv), Customer shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction.  The Parties agree that any Capital Improvement constructed by Owner pursuant to this Section 8.6(c)(iv) shall be treated as the separate property of Owner.

(v)                                 If for any reason the Capital Improvement shall not be constructed pursuant to Section 8.6(c)(iii) and Section 8.6(c)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and the Parties agree in writing that the Capital Improvement would not reasonably be expected to have a material adverse impact on the operations or efficiency of the Assets, taken as a whole, result in any material additional unreimbursed costs to Owner or prevent Owner from providing the services hereunder, in whole or in part, then Customer may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, Customer shall be the owner and operator of such Capital Improvement.  The Parties agree that any Capital Improvement constructed by Customer pursuant to this Section 8.6(c)(v) shall be treated as the separate property of Customer.  Owner shall reasonably cooperate with Customer in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Assets, subject to Customer’s reimbursing Owner on a monthly basis for any incremental expenses arising from operating or maintaining such connections as determined by Owner in good faith.  Customer shall defend, indemnify and hold harmless the Owner Indemnitees from and against any Liabilities resulting from the construction, ownership and operation by Customer of any Capital Improvement constructed by Customer pursuant to this Section 8.6(c)(v).

8.7                               Marketing of Transportation and Storage Services to Third Parties. From and after the Expiration Date, Owner may market transportation services to third parties on the Pipelines and storage services to third parties in the Storage Facilities, provided that, (a) the provision of such transportation and storage services to third parties is not reasonably likely to negatively affect Customer’s ability to use any of the Pipelines or the Storage Facilities in accordance with the terms of this Agreement in any material respect, (b) prior to marketing to any Third Party the use of either of the Pipelines or the Storage Facilities or the entry into any agreement with respect thereto, Owner shall have received prior written consent from Customer with respect to such marketing or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (c) to the extent such third-party usage reduces the ability of Owner to provide the applicable Minimum Throughput Capacity or the applicable Minimum Storage Capacity, the applicable Minimum Throughput Commitment or the Storage Fees, as applicable, shall be proportionately reduced to the extent of the difference between the applicable Minimum Throughput Capacity or the applicable Minimum Storage Capacity and the amount that can be throughput or stored in the Assets (prorated for the portion of the Contract Quarter during which such Minimum Throughput Capacity or the Minimum Storage Capacity was unavailable).  Nothing in this Section 8.7 shall be construed to limit any obligation of Owner under the Interstate Commerce Act. Notwithstanding the foregoing, to the extent Owner is not using any portion of the Pipelines (the “Open Assets”) during a Force Majeure event set forth in Article XVII or the 12-month Notice Period set forth in Article XVIII, Owner may market transportation services to third parties on the Open Assets pursuant to one or more Third Party agreements without the consent of Customer and the applicable Minimum Throughput Commitment will be proportionately reduced to the extent of such Third Party usage; provided that such Third Party agreements shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.

ARTICLE IX
CUSTODY, TITLE AND RISK OF LOSS

9.1                               Subject to Article XXVII, Customer shall, at all times during the Term, retain exclusive title to the Materials stored or transported by it in the Assets, and such Materials shall remain Customer’s exclusive property.  Subject to Article XXVII, Customer hereby represents that, at all times during the Term, it holds exclusive title to the Materials stored or transported by it in the Assets (including the Crude Oil Linefill and the Product Linefill), free and clear of any liens, security interests, encumbrances and claims whatsoever, other than (a) Permitted Liens and (b) any liens, security interests, encumbrances and claims with respect to which Customer has entered into an agreement reasonably acceptable to Owner subordinating such lien, security interest, encumbrance or claim to any applicable rights of Owner hereunder.

9.2                               It is understood and agreed that (a) Customer shall retain title to the Products stored at the Salt Wells Facilities, subject to such Products being commingled with like Products belonging to Owner or other parties, and (b) Products redelivered to Customer by Owner may not be identical to Products delivered by Customer into Owner’s Salt Wells Facilities, but shall be considered as fungible goods. However, with Owner’s prior written consent, Customer may allow a Third Party to store Products in the Caverns by contract or otherwise. In such event, Customer will continue to be liable for all obligations and requirements set forth in this Agreement with respect to such Third Party Product as if such Product were owned by Customer (including payment of fees with respect thereto), Customer will continue to be liable for its own acts and omissions under this Agreement, and the Third Party shall warrant in a writing acceptable to Owner that it has title to all Product received, stored and handled on its behalf by Owner pursuant to this Agreement.

9.3                               Title and risk of loss to all of the Materials stored or transported in the Assets shall remain at all times with Customer.  Customer shall, during each month, (a) be entitled to all volumetric gains in the Materials stored or throughput through the Assets and (b) be responsible for all Volume Losses in the Materials stored or throughput through the Assets up to a maximum of 0.25%.  If Volume Losses of any Materials exceed 0.25% during any particular month, Owner shall pay Customer for the difference between the actual loss and the 0.25% allowance at a price per Barrel for that Material based on the most relevant applicable market price as agreed to by the Parties.

9.4                               During the Term, Owner shall hold all Materials in the Assets solely as bailee, and represent and warrant that when any such Materials are redelivered to Customer or any party designated by Customer, they shall be delivered free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by Owner, other than Permitted Liens. During the Term, none of Owner or any of their Affiliates shall (and Owner shall not permit any of their Affiliates or any other Person to) use any such Materials for any purpose other than as permitted hereunder. Solely in its capacity as bailee, Owner shall have custody of the Materials stored or transported under this Agreement from the time such Material passes the applicable Delivery Point until such time that the Material passes the applicable Redelivery Point.

9.5                               Truck. For receipts and deliveries to or from trucks, custody shall pass at the flange where the hoses at Owner’s facility interconnect with the truck.

9.6                               Owner shall have no obligation to measure volume gains and losses and, except as set forth in Section 9.3, shall have no liability whatsoever for normal course volumetric losses that may result from the offloading and throughput of the Materials at the Product Racks and the Rail Racks, except if such volumetric losses are caused by the gross negligence or willful misconduct of Owner. Subject to the preceding sentence, Customer will bear any volumetric gains and losses that may result from the offloading and throughput of the Materials at the Product Racks and the Rail Racks.

9.7                               Except as provided in Section 9.6, title and the risk of loss or damage to the Materials shall remain at all times with Customer, subject to any lien in favor of Owner under Applicable Laws. Owner will have custody of Materials from (i) the time a railcar containing Materials enters the Rail Racks and third-party locomotive crew has disembarked from, and Owner’s or an Owner’s contractor’s locomotive crew has embarked onto, the locomotive used to transfer railcars to the Rail Racks, until (ii) the offloaded Materials pass through the first pipeline flange connecting the delivery line to the Refinery.

9.8                               To the extent railcars are damaged and require immediate and/or major repair, and cannot be safely offloaded at the Rail Racks, such railcars will be moved to Owner’s bad order track at Customer’s sole risk and expense. Owner will notify Customer in writing as soon as reasonably practical that damaged railcars have been moved to the bad order track. Once on the bad order track, Owner will use commercially reasonable efforts to offload and repair or remove such damaged railcars at Customer’s sole risk and expense. Measurements, title, custody, Materials quality and other data associated with the bad order railcars will be coordinated between Owner and Customer on a case-by-case basis. If Customer does not use commercially reasonable efforts to promptly offload and repair or remove damaged railcars on the bad order track, then 30 days after notification has been provided to Customer, Owner may (a) remove such railcars from the Rail Racks to an alternate site at Customer’s sole cost and expense, and (b) assess Customer a fee for any railcars remaining on the bad order track. If at any time the number of materially damaged railcars at the Rail Racks should exceed the capacity of the bad order track, Owner shall promptly notify Customer, and if Customer does not immediately make suitable arrangements to have sufficient damaged railcars repaired or removed from the Rail Racks such that the damaged railcars no longer exceed the capacity of the bad order track, then Owner may remove such railcars from the Rail Racks to an alternate site at Customer’s sole cost and expense.

9.9                               To the extent railcars are damaged during the offloading of the Materials, Customer shall not be responsible for any damage to such railcars caused by an act or omission of Owner and its Affiliates, or any of its respective employees, representatives, agents or contractors, except to the extent that such damage to or loss of property was caused by the negligence, gross negligence or willful misconduct of Customer

ARTICLE X
CONDITION AND MAINTENANCE OF THE ASSETS

10.1                        Interruption of Service. Owner shall use reasonable commercial efforts to minimize the interruption of service at the Assets and shall use commercially reasonable efforts to minimize the impact of any such interruption on Customer. Owner shall inform Customer at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service of any Asset, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Owner is taking to resume full operations, provided that Owner shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially damaged by such failure or delay.

10.2                        Maintenance and Repair Standards.

(a)                                 Subject to Force Majeure and interruptions for planned repair and maintenance scheduled in advance and other routine repair and maintenance consistent with industry standards, Owner shall maintain (i) the Crude Oil Pipelines with sufficient aggregate capacity to throughput a volume of Crude Oil at least equal to the Crude Oil Pipelines Minimum Throughput Capacity, (ii) the Product Pipelines with sufficient aggregate capacity to throughput a volume of Product at least equal to the Product Pipelines Minimum Throughput Capacity, (iii) the Rail Racks with sufficient aggregate capacity to throughput a volume of Materials at least equal to the Rail Rack Minimum Throughput Capacity, (iv) the Product Racks with sufficient aggregate capacity to throughput a volume of Product at least equal to the Product Racks Minimum Throughput Capacity, (v) the Duncan Terminal with sufficient capacity to throughput a volume of Product at least equal to the Duncan Terminal Minimum Throughput Capacity, and (vi) the Storage Facilities with a capacity sufficient to store a volume of Materials at least equal to the Minimum Storage Capacity.

(b)                                 Owner’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or interruptions for routine repair and maintenance consistent with industry standards that prevent Owner from providing the applicable Minimum Throughput Capacity or the Minimum Storage Capacity. To the extent Customer is prevented for 30 or more days in any Contract Year from throughputting volumes on the Pipelines or the Racks or through the Duncan Terminal equal to the daily bpd amount used in calculation of the applicable Minimum Throughput Commitment, or storing volumes equal to the applicable Minimum Storage Capacity for reasons of Force Majeure or other interruption of service affecting the facilities or assets of Owner, then, as applicable:

(i)                                     the applicable Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the applicable Minimum Throughput Capacity and the amount that Owner can effectively throughput in such Pipelines or Racks or through the Duncan Terminal (prorated for the portion of the Contract Quarter during which the applicable Minimum Throughput Capacity was unavailable) regardless of whether actual throughput amounts prior to the reduction were below the applicable Minimum Throughput Commitments; and/or

(ii)                                  the Storage Fee shall be reduced by the amount of $0.55 per Barrel (which amounts shall be adjusted in accordance with the adjustments provided for in Section 8.2 and Section 8.6(c), if applicable, and prorated for the portion of the applicable month during which such storage was unavailable) for each Barrel less than the applicable Minimum Storage Capacity that Owner is unable to store at the Storage Facilities regardless of whether Customer actually used such storage capacity.

(c)                                  At such time as Owner is capable of throughputting volumes equal to the full applicable Minimum Throughput Capacity or storing volumes equal to the applicable Minimum Storage Capacity, as applicable, Customer’s obligation to throughput the full applicable Minimum Throughput Commitment and to pay the full Storage Fees shall be restored.

(d)                                 If for any reason, including, without limitation, a Force Majeure event, the throughput of the Pipelines or the Racks or Duncan Terminal or storage capacity of the Storage Facilities should fall below the applicable Minimum Throughput Capacity or the Minimum Storage Capacity, respectively, then with due diligence and dispatch, Owner shall make repairs to the Assets to restore the capacity of the Assets to that required for throughput of the applicable Minimum Throughput Capacity and/or required for storing of the applicable Minimum Storage Capacity (“Restoration”). Except as provided below in Section 10.3, all of such Restoration shall be at Owner’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents or customers. Owner shall maintain the Assets in good working order, reasonable wear and tear excepted.

10.3                        Capacity Resolution. In the event of the failure of Owner to maintain (a) the Pipelines with sufficient capacity to throughput the applicable Minimum Throughput Capacity or (b) the Storage Facilities with a capacity sufficient to store a volume of Materials at least equal to the applicable Minimum Storage Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution. At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by Owner to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation and terminal industry standards and shall take into consideration Owner’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. Owner shall use commercially reasonable efforts to continue to provide throughput of the Materials, to the extent the Pipelines have capability of doing so, during the period before Restoration is completed. In the event that Customer’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require Owner to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein Customer agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 17.2 below so long as such Restoration is completed with due diligence and dispatch, and Customer shall pay its portion of the Restoration cost to Owner in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, Customer shall pay the difference between the actual portion of Restoration costs to be paid by Customer pursuant to this Section 10.3 and the estimated amount paid under the preceding sentence within 30 days after receipt of Owner’s invoice therefor, or, if appropriate, Owner shall pay Customer the excess of the estimate paid by Customer over Owner’s actual costs as previously described within 30 days after completion of the Restoration.

10.4                        Owner will endeavor to ensure that no Materials shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify the Customer Indemnitees pursuant to Section 20.1 with respect to any such contamination, Owner may, at its sole option, require Customer, at Owner’s sole expense, to reprocess or otherwise treat any such contaminated Materials to restore those Materials to salable condition.

10.5                        Customer shall not deliver to the Assets any Materials or fuel additives which: (a) would in any way be injurious to the Assets; or (b) may not be lawfully stored at the Assets. Subject to Customer’s compliance with its obligations hereunder with respect to the quality of Materials and fuel additives delivered hereunder, any and all Materials that leave the Assets shall meet all relevant ASTM, United States Environmental Protection Agency, federal and state specifications, and shall not leave the Assets in the form of a sub-octane grade product.

10.6                        Owner will store each grade of Product in separate Refinery Product Storage Tanks and avoid any contamination of one Product by another or any degradation of the quality of any Product that would impact Customer’s ability to market or sell such Product in a timely fashion. In addition, Owner will endeavor to ensure that no Products shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify Customer Indemnitees pursuant to Section 20.1 with respect to any such contamination, Owner may, at its sole option, require Customer, at Owner’s sole expense, to reprocess or otherwise treat any such contaminated Products to restore those Products to salable condition.

10.7                        Subject to Customer’s obligations under the other Transaction Agreements, Owner shall, at its sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any Permit pertaining or relating to the operation of the Assets (the “Required Permits”) as presently operated. Owner shall not do anything in connection with the performance of their obligations under this Agreement that causes a termination or suspension of the Required Permits.

10.8                        The execution of this Agreement by the Parties does not confer any obligation or responsibility on Customer in connection with: (a) any existing or future environmental condition at the Assets, including the presence of a regulated or hazardous substance on or in environment media at the Assets (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (b) any Environmental Law; (c) the Required Permits; or (d) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Assets.

10.9                        Notwithstanding anything to the contrary herein, Owner shall be the operator of the Assets in all respects, and Customer shall have no power or authority to direct the activities of Owner or to exert control over the operation of the Assets or any portion thereof.

10.10                 Materials may require the application of heat or steam by Owner to maintain the same in a liquid free-flowing or pumpable state. Owner agrees to provide the required heat at Owner’s cost. Recalibration or strapping of the Assets may be performed from time to time in accordance with the terms of the Supply and Offtake Agreement.

10.11                 Salt Wells.

(a)                                 Owner shall maintain brine levels sufficient to permit the requested injections and withdrawals of Product at the Salt Wells Facilities; provided, however, that Owner shall not be obligated to maintain brine levels at a level in excess of the maximum brine system storage capacity as of the Commencement Date, which is 78,000 Barrels in each of two ponds (156,000 Barrels total). The Parties acknowledge that this is less than the combined capacity of the Salt Wells Facilities. Owner shall maintain the capability to pump to or from the Salt Wells Facilities at a combined rate of 9,600 Barrels per day subject to brine pond capacity. Without limiting the foregoing, Owner’s redelivery of Product to Customer will be subject to operating conditions, rates of delivery, delivery pressures, scheduling and other requirements of the Salt Wells Facilities and the applicable Pipeline to which Product is to be redelivered.

(b)                                 Owner shall have the right to sample all Products nominated by Customer for delivery into the Salt Well Facilities, and may refuse to take delivery of any Product into the Salt Well Facilities if such Product does not meet the specifications set forth on Schedule F. If Owner takes delivery of any Product into the Salt Well Facilities and within a commercially reasonable period of time determines that such Product does not meet the specifications set forth on Schedule F, Owner shall promptly provide notice to Customer. In such event, Customer shall take redelivery of such non-conforming Product and shall indemnify Owner for any Loss to the Salt Wells Facilities caused by such non-conforming Product. If a sample indicates presence of Product that does not meet specifications, Customer shall be promptly informed. The quality of the Product delivered to Owner will be verified by pipeline batch specifications, a refinery analysis, supplier’s certificate or, at Customer’s request, an independent laboratory’s analysis. Owner will be responsible for the appointment and cost of its own sampling, testing, and/or other laboratory services with respect to sampling the Product. Customer will be responsible for any costs associated with an independent laboratory analysis requested by it. For any service or function requested by Customer not specifically provided for in this Agreement, Owner may provide such service at its actual cost, or may retain a Third Party to provide such service, as agreed in advance by the Parties in writing.

(c)                                  Owner will make reasonable efforts to minimize any commingling of dissimilar Products transferred within the Caverns’ storage system unless requested by Customer. Customer acknowledges, accepts, and waives its right to claim damages for contamination of Customer’s Products due to commingling, line displacements and/or use of common lines or for actions resulting from Customer’s request pursuant to the preceding sentence.

10.12                 Tank Maintenance. For each calendar year, Owner shall prepare a plan (the “Proposed Tank Plan”) specifying, for each Contract Quarter during such calendar year, (x) any schedule of maintenance or restoration plans with respect to the Storage Facilities and (y) the aggregate available storage capacity of the Storage Facilities for such quarter. Customer shall have a period of 30 days from receipt of the Proposed Tank Plan to approve the Proposed Tank Plan or propose modifications, subject to Owner’s agreement, to the Proposed Tank Plan, which Owner shall consider in good faith, taking into account the parties’ respective commercial requirements. If no modifications are proposed by Customer during such 30 day period, the Proposed Tank Plan shall be deemed approved.

10.13                 Terminal and Rack Maintenance.

(a)                                 The Parties agree to cooperate with each other in establishing the start date of any non-emergency maintenance of the Duncan Terminal and the Racks that would result in any part of the Duncan Terminal or the Racks being out of service (“Terminal Maintenance”) so as to not unnecessarily interfere with any of Customer’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that Customer deems relevant.

(b)                                 Owner agrees that it will use commercially reasonable efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any non-emergency Terminal Maintenance as promptly as practicable. Owner shall provide Customer with an initial estimate of the period of any non-emergency Terminal Maintenance and shall regularly update Customer as to the progress of such Terminal Maintenance. If Owner determines that the expected completion date for Terminal Maintenance has or is likely to change by 30 days or more, it shall promptly notify Customer of such determination.

10.14                 Month End Inventory.

(a)                                 As of 11:59:59 p.m., CPT, on the last day of each month, Owner shall apply the Volume Determination Procedures to the Assets, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Assets at that time, plus the Crude Oil Linefill at that time (the “Actual Month End Crude Volume”) and (ii)  for each Product, the aggregate volume of such Product held in the Assets at that time, plus the Product Linefill for such Product at that time (each, an “Actual Month End Product Volume”). Owner shall notify Customer of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT, on the fifth Business Day thereafter.

(b)                                 At the cost and expense of Customer, Customer may, or may have a Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Customer shall direct. If, in the judgment of Customer or a Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then Owner will reasonably cooperate with Customer, or such Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Actual Month End Crude Volume and any Actual Month End Product Volume as may be necessary to correct any such errors.

ARTICLE XI
INSPECTION AND ACCESS RIGHTS

11.1                        At any reasonable times during normal business hours and upon reasonable prior notice, Customer and its representatives (including one or more Supplier’s Inspector) shall have the right to enter and exit Owner’s premises in order to have access to the Assets, to observe the operations of the Assets and to conduct such inspections as Customer may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at any of the Assets on a spot basis. Without limiting the generality of the foregoing, Owner shall regularly grant Supplier’s Inspector such access from the last day of each month until the third Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default with respect to Owner has occurred and is continuing, Customer and its representatives and agents shall have unlimited and unrestricted access to the Assets for so long as such Event of Default continues.

11.2                        When accessing the facilities of Owner, Customer and its representatives (including one or more Supplier’s Inspectors) shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to Customer by Owner in writing from time to time.

ARTICLE XII
ANCILLARY SERVICES

12.1                        From time to time during the Term, Customer may request that Owner perform additional throughput, handling and measuring services not provided for herein (collectively, “Services”).  If any such Services are requested by Customer, then the Parties shall negotiate in good faith to determine whether such Services shall be provided and the appropriate rates to be charged for such Services.

12.2                        Customer may, in its discretion, provide written instructions relating to specific Services it is requesting or provide standing written instructions relating to ongoing Services. Customer may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Service or are instructions relating to an ongoing Service or Services. Owner shall not be required to perform any requested Services that it reasonably believes violates Applicable Law or will materially adversely interfere with, or be detrimental to, the operation of the Assets.

12.3                        For all purposes hereunder, any jobbers, distributors, carriers, haulers and other customers designated in writing or otherwise by Customer to have loading privileges under this Agreement or having possession of any loading device furnished to Customer pursuant to this Agreement, together with their respective officers, servants and employees, shall, when they access the Assets, be deemed to be representatives of Customer and subject to the applicable terms of this Agreement, and any such Person shall enter into an appropriate access agreement with Owner with respect to such access.

ARTICLE XIII
SCHEDULING AND MEASUREMENTS

13.1                        Customer shall provide notice to Owner prior to each calendar month as to (a) the estimated quantities of Products that it expects to deliver to the Storage Facilities; and (b) the estimated quantities of Materials that it expects to throughput on the Pipelines and the Racks.

13.2                        The volume of the Materials received into and redelivered out of the Storage Facilities shall be measured daily by Owner using the applicable tank gauges. The volume of the Materials transported on the Pipelines shall be measured daily by Owner, using the applicable meters.  Volume measurements shall be made as provided in Article 11 of the Supply and Offtake Agreement. Owner shall provide Customer with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports reflecting all Materials movements during that month.

13.3                        Owner shall provide Customer with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Materials at the Assets, and Owner shall permit Customer to observe such testing and calibration. In addition, Owner shall provide Customer with any documentation regarding the testing and calibration of the measurement facilities.

13.4                        Scheduling and Accepting Deliveries.

(a)                                 Owner will schedule movements and accept deliveries of Materials in a manner that permits Customer to utilize the Assets in substantially the same manner as it did prior to the Commencement Date.

(b)                                 All deliveries hereunder shall be made in accordance with the scheduling procedures and processes mutually agreed upon by the Parties.

(c)                                  Both Parties shall abide by all Applicable Laws and ordinances and all rules and regulations which are promulgated by the Parties or the railroad or posted at the Assets, with respect to the use of such facilities as herein provided. It is understood and agreed by Customer that these rules and regulations may be changed, amended or modified by Owner at any time. All changes, amendments and modifications shall become binding upon Customer 10 days following receipt by Customer of a copy thereof.

13.5                        Documentation. Owner shall furnish Customer with the following reports covering services hereunder involving Customer’s Materials:

(a)                                 Within 10 Business Days following the end of the month, a statement showing, by Material: (i) Customer’s monthly aggregate deliveries into the Assets; and (ii) a calculation of all Customer’s fees under this Agreement.

(b)                                 A copy of any meter calibration report, to be available for inspection upon reasonable request by Customer following any calibration.

13.6                        Materials Quantity Measurement. All quantities of Materials received at the Rail Racks shall be calculated based on the weight of such Materials as indicated on the applicable railcar bill of lading and the actual API gravity of such Materials in net Barrels using the applicable API and ASTM or equivalent standards. Owner shall, in its reasonable discretion, reconcile such calculation with the quantity indicated by custody transfer meter to the extent a material discrepancy exists between such calculation and the quantity indicated by custody transfer meter.  All quantities shall be adjusted to net Gallons in accordance with ASTM D-1250 Petroleum Measurement Tables, or the latest revisions thereof. If at any time that such bills of lading are not available, quantities of Materials received at the Rail Racks shall be measured by custody transfer metering in net Barrels using the applicable API and ASTM or equivalent standards.  Customer shall provide Owner with all reasonable documentation with respect to the volumes offloaded and throughput at the Rail Racks, including inspection reports, meter tickets or other similar documentation within three Business Days of completion of train discharge.

13.7                        Demurrage. Owner will not pay demurrage, except (a) if such demurrage is the result of Owner’s gross negligence or willful misconduct, or (b) to the extent caused by Owner’s contractors, subcontractors or agents, and then only up to the amounts Owner is able to recover from its contractors, subcontractor and/or agents.

ARTICLE XIV
ADDITIONAL COVENANTS

14.1                        Owner hereby:

(a)                                 agrees that it shall not sell, shall have no interest in and, except as provided in Section 14.1(c), shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Materials;

(b)                                 (i) confirms that it will post at the Storage Facilities such reasonable placards as Customer requests stating that Customer or its assignee is the owner of all Materials held in the Storage Facilities and (ii) agrees that it will take all actions reasonably necessary to maintain such placards in place for the Term;

(c)                                  acknowledges and agrees that Customer may file a UCC-1 financing statement with respect to the Materials stored in the Storage Facilities, and Owner shall cooperate with Customer in executing such financing statements;

(d)                                 agrees to provide all pumping and transfer services with respect to the Assets as Customer may from time to time reasonably request with respect to any Material;

(e)                                  agrees to permit Customer’s personnel to have rights of access to and egress from the Refinery by crossing over, around and about the Refinery for any purpose related to this Agreement, including but not limited to enforcing its rights and interests under this Agreement; provided that (i) Customer’s personnel shall follow routes and paths designated by Owner or security personnel employed by Owner, (ii) Customer’s personnel shall observe all security, fire and safety regulations while, in around or about the Refinery, and (iii) Customer shall be liable for any damage directly caused by the negligence or tortious conduct of such personnel;

(f)                                   agrees to maintain all necessary leases, easements, licenses and rights-of-way necessary for the operation and maintenance of the Assets;

(g)                                  agrees to replace, maintain and/or repair any part of the Assets which may be destroyed or damaged by the elements, acts of God, fire, floods, or any other cause excluding damage or destruction caused by the negligence or tortious conduct of Customer’s personnel;

(h)                                 agrees to furnish any and all fuel, power and pumping equipment, together with all personnel necessary to transport Materials in accordance with the terms of this Agreement;

(i)                                     agrees that, in the event of any Materials spill, leak or discharge or any other pollution under Environmental Law caused by or in connection with the use of any Asset, Owner shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as Owner deems appropriate or necessary and shall notify or arrange to notify Customer immediately of any such spill, leak or discharge and of any such operations; and

(j)                                    agrees to refrain from changing the fees hereunder except in accordance with Section 8.1, Section 8.2 and Section 8.6.

14.2                        Customer hereby agrees:

(a)                                 to replace or repair, at its own expense, any part of the Assets which may be destroyed or damaged through any act or omission of Customer, its agents or employees or any Supplier’s Inspector;

(b)                                 to not make any alteration, additions or improvements to the Assets or remove any part thereof, without the prior written consent of Owner, such consent to be at Owner’s sole discretion;

(c)                                  to refrain from challenging, and from encouraging or assisting any other Person in challenging, in any forum the fees hereunder and modifications to the fees in accordance with Section 14.1(j) of this Agreement;

(d)                                 to support any change to the fees hereunder in accordance with Section 14.1(j) of this Agreement, including through appropriate filings with the FERC; and

(e)                                  agrees that, in the event of any Materials spill, leak or discharge or any other pollution under Environmental Law caused by or in connection with the use of the Refinery, Customer shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as Customer deems appropriate or necessary and shall notify or arrange to notify Owner immediately of any such spill, leak or discharge and of any such operations.

14.3                        Each Party hereby agrees that:

(a)                                 it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Law. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request. Each Party also shall immediately notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Materials stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Materials; and

(b)                                 all records or documents provided by any Party to any of the other Parties shall, to the knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.

14.4                        Limited Guaranty by Delek US.  Delek US hereby unconditionally and irrevocably guarantees to Owner the due and punctual payment of all sums payable by Customer under this Agreement. In the case of the failure of Customer to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by Owner to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Customer or operate as a waiver of Customer’s right to demand payment.

ARTICLE XV
REPRESENTATIONS

15.1                        Owner represents and warrants to Customer that (a) this Agreement, the rights obtained and the duties and obligations assumed by Owner hereunder, and the execution and performance of this Agreement by Owner, do not violate any Applicable Law with respect to Owner or any of its properties or assets, the terms and provisions of Owner’s organizational documents or any agreement or instrument to which Owner or any of its properties or assets are bound or subject; (b) the execution and delivery of this Agreement by Owner has been authorized by all necessary limited liability company or other action; (c) Owner has the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (d) no further action on behalf of Owner, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder (except for the consents of any Third Party holding a mortgage on the Assets or having another interest therein which Owner covenants and represents it has obtained); and (e) upon execution and delivery by Owner, this Agreement shall be a valid and binding agreement of Owner enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

15.2                        Customer represents and warrants to Owner that (a) this Agreement, the rights obtained and the duties and obligations assumed by Customer hereunder, and the execution and performance of this Agreement by Customer, do not violate any Applicable Law with respect to Customer or any of its property or assets, the terms and provisions of Customer’s organizational documents or any agreement or instrument to which Customer or any of its property or assets are bound or subject; (b) the execution and delivery of this Agreement by Customer has been authorized by all necessary limited partnership or other action; (c) Customer has the full and complete authority and power to enter into this Agreement; (d) no further action on behalf of Customer, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder (except for the consents of any Third Party holding a mortgage on the Assets or having another interest therein); and (e) upon execution and delivery by Customer, this Agreement shall be a valid and binding agreement of Customer enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

15.3                        Each Party represents and warrants that all capacities listed in this Agreement are the true and correct capacities for the respective Assets as of the date hereof.

ARTICLE XVI
INSURANCE

16.1                        During the Term, each of Owner and Customer shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, commercially reasonable insurance coverages and limits, including, in the case of Customer, workers’ compensation and employer’s liability insurance.

ARTICLE XVII
FORCE MAJEURE

17.1                        In the event that a Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that (i) prior to the third anniversary of the Commencement Date, Customer shall be required to continue to make payments (1) for the Throughput Fees for Actual Shipments delivered under this Agreement, (2) the Storage Fees, (3) the fees, if any, for Services performed under Article XII and (4) for any Shortfall Payments unless, in the case of (2) or (4), the Force Majeure event is an event that adversely affects Owner’s ability to perform the applicable service it is required to perform under this Agreement in which case, instead of the Storage Fees, Customer will pay the applicable per Barrel fee set forth herein for Materials actually stored at the Storage Facilities, and Customer will not be required to make Shortfall Payments, and (ii) from and after the third anniversary of the Commencement Date, Customer shall be required to continue to make payments (1) for the Throughput Fees for Actual Shipments delivered under this Agreement, (2) the per Barrel storage fees set forth herein for Materials actually stored at the Storage Facilities, and (3) for the fees, if any, for Services provided under Article XII.  The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”).  Customer shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event.  The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 17.1 as a result of a Force Majeure event that adversely affects Owner’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 17.2.

17.2                        If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (a) the delivery of the Termination Notice and (b) the third anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that if the Termination Notice relates to a Force Majeure event that affects only a certain Asset, then if and when such Termination Notice becomes effective, the termination effected thereby shall apply only to the obligations hereunder with respect to such Asset and shall not apply to the obligations hereunder with respect to the other Assets. Upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations (up to a maximum of one year). After (a) the third anniversary of the Commencement Date or (b) the Expiration Date, and following delivery of a Termination Notice, Owner may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to Customer in order to enter into an agreement to provide any Third Party the services provided to Customer under this Agreement; provided, however, that Owner shall not have the right to terminate this Agreement for so long as Customer continues to make Shortfall Payments.

ARTICLE XVIII
SUSPENSION OF REFINERY OPERATIONS

18.1                        Customer shall inform Owner at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of operations of the Refinery, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Customer and its Affiliates is taking to resume full operations, provided that none of Customer and its Affiliates shall have any liability for any failure to notify, or delay in notifying, Owner of any such matters except to the extent Owner has been materially damaged by such failure or delay.

18.2                        From and after the second anniversary of the Commencement Date, in the event that Customer and its Affiliates decide to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least 12 consecutive months, Customer may provide written notice to Owner of Customer’s intent to terminate this Agreement (the “Suspension Notice”).  Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Commencement Date) after Customer has notified Owner of such suspension and, upon the expiration of the period of 12 months (which may run concurrently with the 12-month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate.  If Customer notifies Owner, more than two months prior to the expiration of the Notice Period, of Customer’s or its Affiliates’ intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.  Subject to Section 17.1 and Section 18.3, during the Notice Period, Customer shall remain liable for Shortfall Payments and the Monthly Expansion Capital Amount.  During the Notice Period, Owner may terminate this Agreement upon 60 days’ prior written notice to Customer in order to enter into an agreement to provide any Third Party the services provided to Customer under this Agreement; provided, however, that Owner shall not have the right to terminate this Agreement for so long as Customer continues to make Shortfall Payments.

18.3                        If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Customer shall remain liable for Shortfall Payments and the Monthly Expansion Capital Amount under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above.  Customer shall provide at least 30 days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Customer shall not have any liability for any failure to notify, or delay in notifying, Owner of any such suspension except to the extent Owner has been materially damaged by such failure or delay.

ARTICLE XIX
EVENT OF DEFAULT: REMEDIES UPON EVENT OF DEFAULT

19.1                        Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

(a)                                               Any Party fails to make payment when due (i) under Article VIII within one Business Day after a written demand therefor or (ii) under any other provision hereof within five Business Days; or

(b)                                               Other than a default described in Section 19.1(a) or Section 19.1(c), Customer or Owner fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within 30 days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c)                                                Any Party breaches any representation or warranty made or deemed to have been made by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within 30 days after the date that such Party receives notice that corrective action is needed; or

(d)                                               Any Party becomes Bankrupt.

19.2                        Without limiting any other provision of this Agreement, if an Event of Default with respect to Customer or Owner (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement in accordance with Section 2.2.

19.3                        Without limiting any other rights or remedies hereunder, if an Event of Default occurs and Customer is the Non-Defaulting Party, Customer may, in its discretion, (a) reclaim and repossess any and all of its Materials held at the Assets or elsewhere on Owner’s premises, and (b) otherwise arrange for the disposition of any of its Materials in such manner as it elects.

19.4                        If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article XIX, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party under this Agreement (whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one Business Day of termination.

19.5                        The Non-Defaulting Party’s rights under this Article XIX shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all Losses incurred in the exercise of any remedies hereunder.

ARTICLE XX
INDEMNIFICATION

20.1                        By Owner. Owner shall pay to, reimburse, defend, indemnify and hold harmless Customer, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Customer Indemnitees”) for, from and against any Losses incurred by a Customer Indemnitee arising out of (i) any breach by Owner of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Owner made herein or in connection herewith, or (ii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Owner, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Customer Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Losses for environmental matters arising from the full or partial failure of API 653 Tanks prior to the applicable API 653 Inspection Date (each as defined in the Asset Purchase Agreement) shall not be included in the indemnity provided in this Section 20.1. Notwithstanding the foregoing, Owner’s liability to the Customer Indemnitees pursuant to this Section 20.1 shall be net of any insurance proceeds actually received by the Customer Indemnitees or any of their respective Affiliates from any Third Party with respect to or on account of the Loss which is the subject of the indemnification claim. Customer agrees that it shall, and shall cause the other Customer Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Customer Indemnitees are entitled with respect to or on account of any such Loss, (y) notify Owner of all potential claims against any Third Party for any such insurance proceeds, and (z) keep Owner fully informed of the efforts of the Customer Indemnitees in pursuing collection of such insurance proceeds.

20.2                        By Customer. Customer shall pay to, reimburse, defend, indemnify and hold harmless Owner, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Owner Indemnitees”) for, from and against any Losses incurred by an Owner Indemnitee arising out of (i) any breach by Customer of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Customer made herein or in connection herewith, or (ii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Customer, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Owner Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors; provided, however, that any Losses for environmental matters with respect to API 653 Tanks prior to the applicable API 653 Inspection Date (each as defined in the Asset Purchase Agreement) shall not be included in the indemnity provided in this Section 20.2. Notwithstanding the foregoing, Customer’s liability to the Owner Indemnitees pursuant to this Section 20.2 shall be net of any insurance proceeds actually received by the Owner Indemnitees or any of their respective Affiliates from any Third Party with respect to or on account of the Loss which is the subject of the indemnification claim. Owner agrees that it shall, and shall cause the other Owner Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Owner Indemnitees are entitled with respect to or on account of any such Loss, (y) notify Customer of all potential claims against any Third Party for any such insurance proceeds, and (z) keep Customer fully informed of the efforts of the Owner Indemnitees in pursuing collection of such insurance proceeds.

20.3                        THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

20.4                        Transaction Agreements. The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Article XX are in addition to and not in lieu of the indemnity provisions contained in any other Transaction Agreement. Any indemnification obligation of Customer to Owner on the one hand, or Owner to Customer on the other hand, pursuant to this Article XX shall be reduced by an amount equal to any indemnification actually recovered by such party pursuant to any Transaction Agreement to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Customer or Owner, respectively.

ARTICLE XXI
LIMITATION ON DAMAGES

21.1                        EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR LOSSES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE  OR OTHER BUSINESS INTERRUPTION DAMAGES (IN EACH CASE, TO THE EXTENT NOT A DIRECT LOSS), OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES (COLLECTIVELY REFERRED TO AS “SPECIAL DAMAGES”), IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

ARTICLE XXII
AUDIT AND INSPECTION

22.1                        During the Term, Customer and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Owner, or any of their contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within 30 days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two years following the end of the Term. Owner shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two years from the end of the Term.

ARTICLE XXIII
CONFIDENTIALITY

23.1                        Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any Third Party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article XXIII. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

23.2                        Required Disclosure. Notwithstanding Section 23.1, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

23.3                        Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 23.3, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

23.4                        Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any Third Party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

23.5                        Survival. The obligation of confidentiality under this Article XXIII shall survive the termination of this Agreement for a period of two years.

ARTICLE XXIV
ASSIGNMENT

24.1                        Except as set forth in Article XXVII, Customer shall not assign its rights or obligations hereunder without Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Customer shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

24.2                        Owner shall not assign its rights or obligations under this Agreement without the prior written consent of Customer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Owner may assign this Agreement without such consent in connection with a sale by Owner of all or substantially all of the Assets, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of Owner’s obligations under this Agreement; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Owner in its reasonable judgment; and (iii) is not a competitor of Customer, as determined by Customer in good faith; and (b) Owner shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.

24.3                        Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

24.4                        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.5                        The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 2.1, without regard to the notice periods provided in the fourth sentence of Section 2.1.  Owner shall provide Customer with notice of any Partnership Change of Control at least 60 days prior to the effective date thereof.

ARTICLE XXV
NOTICES

25.1                        All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by PDF document attached to an e-mail. All notices will be addressed to the Parties at the respective addresses as follows:

if to Customer:

Alon USA, LP

c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn:  Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

Alon USA, LP

c/o Delek US Holdings, Inc.
7102 Commerce Way

Brentwood, TN 37027
Attn:  General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

if to Owner:

DKL Big Spring, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

DKL Big Spring, LLC

c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

or to such other address or to such other Person as any Party will have last designated by notice to the other Parties.

ARTICLE XXVI
MISCELLANEOUS

26.1                        Amendment; Modification; Waiver. This Agreement (including any Schedules hereto) may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the conflicts committee of the board of directors of the General Partner. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

26.2                        Cumulative Remedies.  Unless otherwise specified herein, each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

26.3                        Nature of Transaction and Relationship of Parties.

(a)                                 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that Owner is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Owner, or any employee or agent of Owner, an agent or employee of Customer.

(b)                                 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any Third Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

26.4                        Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 26.4 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 26.4 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Customer, Owner or any of their Affiliates and (b) have not less than seven years of experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Customer, Owner and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators shall have no right to grant or award Special Damages.

26.5                        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

26.6                        Entire Agreement. This Agreement (including its Schedules), together with the Asset Purchase Agreement (including the Ancillary Documents, as defined in the Asset Purchase Agreement), contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.

26.7                        Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

26.8                        Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (pdf)), will be deemed original but all of which together will constitute one and the same instrument.

26.9                        No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each signatory hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the indemnified parties with respect to ARTICLE XX or J. Aron with respect to ARTICLE XXVII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

26.10                 Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

ARTICLE XXVII
J. ARON

27.1                        Designated Assignment. For a period from and including the Commencement Date to the Expiration Date (the “Designation Period”), Customer hereby assigns to J. Aron all of Customer’s rights to use, hold Materials in, and transport Materials through, the Assets pursuant to this Agreement, subject to additional terms and conditions of this Article XXVII. During the Designation Period, Owner shall note in its records and account separately for J. Aron’s ownership of Materials held in or transported through the Assets (collectively, the “J. Aron Materials”) until such time as J. Aron shall notify Owner in writing that ownership in such J. Aron Materials has been transferred from J. Aron to Customer, it being the intention that Owner shall not be required to recognize any other transfers of ownership of any J. Aron Materials (other than transfers from J. Aron to Customer) unless such transfer and recognition are agreed to in writing by Owner in its reasonable discretion. Customer shall act as J. Aron’s sole agent for all purposes of this Agreement, and Owner shall be entitled to follow Customer’s instructions with respect to any J. Aron Materials that are transported, stored or handled by Owner pursuant to this Agreement unless and until Owner is notified by J. Aron in writing that Customer is no longer authorized to act as J. Aron’s agent, in which case Owner shall thereafter follow the instructions of J. Aron (or such other agent as J. Aron may appoint) with respect to all J. Aron Materials that are transported, stored or handled by Owner pursuant to this Agreement. All volumes shipped by J. Aron will be taken into account in the determination of whether Customer has satisfied its Minimum Throughput Commitment.

27.2                        Measurements; Inventory Reports; Notices. Customer and J. Aron shall each have the rights provided for in this Agreement for so long as any J. Aron Materials are located in the Assets. During any Designation Period, Owner shall send copies of all inventory and other reports, all other documentation described in or required to be delivered pursuant to this Agreement to Customer and all notices delivered pursuant to this Agreement to Customer to J. Aron at: J. Aron & Company LLC, 200 West Street, New York, New York 10282-2198, Attention: Commodity Operations/Energy Logistics, ficc-jaron-oilops@gs.com.

27.3                        All Provisions in Effect. During any Designation Period, all provisions of this Agreement, as amended or adjusted by this Article XXVII, shall be in full force and effect with respect to J. Aron and the J. Aron Materials as if J. Aron were party hereto in place of Customer, subject however to the following:

(a)                                 J. Aron’s sole payment obligation hereunder shall be to pay any amounts from time to time due under (i) Section 3.3, Section 4.3, Section 6.2, Section 7.2, and Section 8.1 with respect to services actually rendered hereunder by Owner with respect to the J. Aron Materials and (ii) Article XX with respect to Losses directly or indirectly arising out of the activities of J. Aron under this Agreement; provided that if, at any time, J. Aron elects for any reason to make any payment to Owner in respect of any amount owing by Customer to Owner hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by J. Aron of any payment or other obligations of Customer under this Agreement;

(b)                                 in no event shall J. Aron have any responsibility for the operations or maintenance of the Assets or the handling of any Materials held in or transported through the Assets or otherwise be deemed to have assumed any non-monetary obligations of Customer for such operations, maintenance or handling under this Agreement, all of which responsibilities and obligations shall remain exclusively responsibilities and obligations of Owner and Customer, subject to any allocation of such responsibilities and obligations between such Parties in accordance with the terms of this Agreement;

(c)                                  Customer shall remain solely liable for, and J. Aron shall have no liability or obligation for, (i) meeting any Minimum Throughput Commitment, (ii) any Shortfall Payments under Section 8.4, (iii) any fees payable under Section 8.6(a) or Section 8.6(b) (other than Throughput Fees for Actual Shipments of J. Aron Materials to the extent due under Section 3.3), or (iv)  any payment obligations in connection with a Capacity Resolution under Section 10.3, and Owner shall invoice Customer directly for such amounts or obligations;

(d)                                 without limiting the foregoing, the following rights and benefits will run in favor of J. Aron: (i) any rights with respect to custody and title to the J. Aron Materials subject to this Agreement, (ii) any obligations of Owner with respect to the condition and maintenance of the

Assets, (iii) any inspection and access rights of Customer and (iv) any rights relating to measurements and volume determinations, in all cases regardless of whether any specific provision in this Agreements makes any reference to Customer’s assignee or the assignability of the right or benefit provided for in such provision;

(e)                                  in no event shall J. Aron have any of the rights or obligations of the Customer provided in Section 8.6(a), Section 8.6(b), Section 10.2, Section 10.3, Article XVI, Article XVIII, Article XIX, and Article XXIV.

(f)                                   during the Designation Period, J. Aron and its successors and assigns shall be included as additional insured parties and loss payees with respect to the Materials under all insurance policies required to be maintained by Owner under Article XVI and endorsements confirming the foregoing shall be provided to J. Aron from time to time prior to the expiration or termination of the Designation Period upon J. Aron’s reasonable request;

(g)                                  during the Designation Period, Customer shall not agree to any waivers or consents hereunder, or amendments or modifications hereto, in each case, that would reasonably be expected to materially adversely affect J. Aron’s rights hereunder, without the prior express written agreement or consent of J. Aron; and

(h)                                 to confirm its ownership of and rights with respect to all Materials in the Assets, Owner and Customer agree that during the Designation Period (i) J. Aron is authorized and entitled to file, and maintain against each of such Parties protective UCC filings (including making such amendments thereto as J. Aron deems necessary) showing J. Aron as owner of all J. Aron Materials from time to time located in the Assets and (ii) they shall execute such other documents and instruments (in form and substance reasonably satisfactory to J. Aron) and take such further actions as J. Aron may reasonably request, including the execution and filing in the relevant real estate records of memoranda of access or similar documents.

27.4                        J. Aron shall reasonably cooperate with Owner and Customer in good faith in connection with any of its inspection and audit rights hereunder and the resolution of any disputes between Owner and Customer hereunder.

27.5                        Nothing herein shall limit or be deemed to limit any obligations or liabilities of Customer to J. Aron under the Supply and Offtake Agreement or the other Transaction Documents (as defined therein) or any rights or remedies of J. Aron thereunder or pursuant to any other agreement between J. Aron and another Party (as defined therein).

27.6                        J. Aron may, without any other Party’s consent, assign and delegate all of J. Aron’s rights and obligations under this Article XXVII to (a) any Affiliate of J. Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (b) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes J. Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of J. Aron (taking into account any credit support for J. Aron) immediately prior to such assignment, which determination shall be made by J. Aron in good faith. Any other assignment by J. Aron shall require the consent of Customer and Owner.

27.7                        The provisions of this Article XXVII shall terminate and have no further force or effect as of the end of the Designation Period. Notwithstanding anything in this Agreement to the contrary, J. Aron shall have no right to terminate this Agreement for any reason.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

OWNER:

DKL BIG SPRING, LLC

By:	/s/ Alan Moret
Name:	Alan Moret
Title:	President

By:	/s/ Kevin Kremke
Name:	Kevin Kremke
Title:	Executive Vice President and Chief Financial Officer

CUSTOMER:

ALON USA, LP

By:	Alon USA GP II, LLC
its general partner

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	Executive Vice President and Chief Operating Officer

By:	/s/ Assi Ginzburg
Name:	Assi Ginzburg
Title:	Executive Vice President

For the limited purposes specified in Section 14.4:

DELEK US HOLDINGS, INC.

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	Executive Vice President and Chief Operating Officer

By:	/s/ Assi Ginzburg
Name:	Assi Ginzburg
Title:	Executive Vice President

[Signature Page to Pipelines, Storage and Throughput Facilities Agreement (Big Spring)]

For the limited purposes specified in Article XXVII:

J. ARON & COMPANY LLC

By:	/s/ Simon Collier
Name:	Simon Collier
Title:	Authorized Signatory

[Signature Page to Pipelines, Storage and Throughput Facilities Agreement (Big Spring)]

SCHEDULE A

STORAGE FACILITIES

A-1: Refinery Crude Oil Storage Tanks

Tank Number	Product	Tank Shell Capacity (bbls)	Type

037TK-1011	Crude	200,000	Ext. Floating Roof
037TK-TP5	Crude	125,000	Ext. Floating Roof
Total		325,000

A-2: Refinery Product Storage Tanks

Tank Number	Product	Tank Shell Capacity (bbls)	Type

037TK-072	Olefins	2,000	Spherical Drum
037TK-073	Isobutane	10,000	Spherical Drum
037TK-075	Pentane	10,000	Spherical Drum
037TK-109	Kerosene	5,000	Fixed Cone Roof
037TK-112	Slop Oil	32,028	Ext. Floating Roof
037TK-121	Ethanol	10,000	Internal Floater
037TK-122	Unleaded 87	20,000	Internal Floater
037TK-123	Unleaded 87	28,280	Internal Floater
037TK-124	FAS 104	10,000	Fixed Cone Roof
037TK-125	Unleaded 87	20,000	Ext. Floating Roof
037TK-126	Low Sulfur Diesel	80,000	Fixed Cone Roof
037TK-128	Prem. Gasoline 92	20,000	Ext. Floating Roof
037TK-130	CBO	10,000	Fixed Cone Roof
037TK-155	Kerosene	30,000	—
037TK-156	Kerosene	10,000	Fixed Cone Roof
037TK-178	Gas Oil	80,400	Fixed Cone Roof
037TK-180	Gas Oil	70,000	—
037TK-181	Gas Oil	80,000	Fixed Cone Roof
037TK-182	Gas Oil	80,000	Fixed Cone Roof
037TK-183	Cat Gas	80,000	Ext. Floating Roof
037TK-184	Unleaded 87	30,000	Ext. Floating Roof
037TK-185	Unleaded 87	30,000	Ext. Floating Roof
037TK-2002	Alkylate	30,000	Ext. Floating Roof
037TK-2044	Sour Diesel	100,000	Fixed Dome Roof

Tank Number	Product	Tank Shell Capacity (bbls)	Type

037TK-2045	Sour Diesel	110,000	Fixed Cone Roof
037TK-3131	Unleaded 87	56,000	Ext. Floating Roof
037TK-3132	Low Sulfur Diesel	56,000	Fixed Cone Roof
037TK-320	Methanol	5,000	Ext. Floating Roof
037TK-321	Toluene	10,000	Ext. Floating Roof
037TK-322	Diesel Rundown	10,000	Fixed Cone Roof
037TK-326	Benzene	10,000	Int. Floating Roof
037TK-327	Diesel Rundown	10,000	Fixed Cone Roof
037TK-328	Sweet Naphtha	20,000	Ext. Floating Roof
037TK-350	Aromex Charge	30,000	Ext. Floating Roof
037TK-351	Reformate/C8 Storage	55,000	Ext. Floating Roof
037TK-352	Sour Naphtha	80,000	Ext. Floating Roof
037TK-353	Raffinate	30,000	Ext. Floating Roof
037TK-TP7	Sour Naptha	100,000	Ext. Floating Roof
B1	C3	700	Bullet
B2	C3	700	Bullet
B4	C3	990	Bullet
P5	C3	990	Bullet
B9	C3	1,190	Bullet
B10	C3	1,190	Bullet
Total		1,465,468

A-3: Salt Wells Facilities

Well	Maximum Storage Capacity
1001	120,516
1004	147,833
1005	112,500
1007	133,424

Totals	514,273

A-4: Duncan Terminal Storage Tanks:

Tank Number	Product	Shell Capacity	Type
067TK001	Diesel	30,000	Ext. Floater/Dome
067TK002	Unlead 87	30,000	Ext. Floater/Dome
067TK003	Unlead 87	30,000	Ext. Floater/Dome
067TK004	Unlead 87	30,000	Ext. Floater/Dome
067TK005	Diesel	30,000	Fixed Cone Roof
067TK006	Diesel	30,000	Fixed Cone Roof
067TK007	Transmix	250	Fixed Cone Roof

SCHEDULE B

PIPELINES

B-1: Crude Oil Pipelines

1.              Centurion Pipeline Connection — The 12 inch pipeline originating at the Centurion Custody Metering Station located at the South-East corner of the Big Spring Refinery and connecting to the Refinery Crude Oil Storage Tanks.

2.              Mesa Crude Pipeline Connection — approximately four-mile, 16-inch diameter crude pipeline connecting Big Spring Refinery from both the Mesa and Sunrise pipelines running between Midland and Colorado City

3.              Six-inch NGL Pipeline Connection — approximately 1.5-mile, six-inch diameter crude pipeline that delivers crude to Big Spring Refinery from the NGL Crude Truck station located south of Big Spring Refinery property

4.              Eight-inch Medallion Pipeline Connection — approximately 0.5-mile, eight-inch crude pipeline on Big Spring Refinery property that delivers crude to Big Spring Refinery from the Medallion Crude Pipeline gathering system

5.              Eight-inch LPC Pipeline Connection — approximately 0.5-mile, eight-inch pipeline on Big Spring Refinery property that delivers crude from the LPC (now owned by Encana) Encana Crude Truck station located north of Big Spring Refinery property

6.              AMDEL connecting pipeline and booster pump — pipeline on Big Spring Refinery property, booster pump and related equipment that delivers or receives crude shipped on the ETP AMDEL pipeline

B-2: Product Pipelines

1.              HEP Connecting Pipelines — pipelines on either Big Spring Refinery property or the Duncan Terminal property used to deliver product to the HEP pipeline

2.              Fuel Pipeline (FINTEX) — three-mile pipeline section that commences at Big Spring Refinery to the 40-mile DKL owned pipeline that subsequently connects to the HEP FINTEX pipeline in Midland

3.              CBO Pipeline — one-mile, six-inch diameter CBO pipeline that commences at Big Spring Refinery and terminates at Sid Richardson facility

4.              Magellan Connector — pipelines that originate at the Duncan Terminal and connect to the Magellan Pipeline

B-1

SCHEDULE C

PRODUCTS

Feedstocks:

1.              Crude Oil

2.              Condensate

3.              Isobutane

4.              Normal Butane

5.              Natural Gasoline

6.              Sour Naphtha

7.              Gas Oil

8.              Hydrolene

9.              Methanol

10.       Alky Feed

11.       Ethanol

12.       B100

Salt Wells Facilities:

1.              Propylene

2.              Butane

3.              Iso-butane

4.              Olefin

Products:

1.              Propane

2.              Oderized-Propane

3.              Refinery-Grade Propylene

4.              Normal Butane

5.              Benzene

6.              Toluene

7.              Carbon Black Oil (CBO)

8.              AAS104 Solvent

9.              AAS70 Solvent

10.       CBOB Gasoline and all blends of CBOB Gasoline and Ethanol

11.       PBOB Gasoline and all blends of PBOB Gasoline and Ethanol

12.       AZRBOB Gasoline and all blends of AZRBOB Gasoline and Ethanol

13.       PRBOB Gasoline and all blends of PRBOB Gasoline and Ethanol

14.       RBOB Gasoline and all blends of RBOB Gasoline and Ethanol

15.       El Paso Low RVP Gasoline

16.       Jet Fuel Military

17.       Jet A Fuel

18.       Ultra Low Sulfur Diesel (on road, off road, and/or containing biodiesel)

19.       High Sulfur Diesel

20.       Vacuum Gas Oil

21.       Vacuum Tower Bottoms (VTB)

22.       Sulfur

C-1

23.       Isobutane

24.       Transmix

C-2

SCHEDULE D

ANCILLARY SERVICES

Ancillary Services and Ancillary Services Fees to be agreed upon by the Parties from time to time using fees charged by HEP at Abilene and Magellan at Odessa as guidance.

These services include but are not limited to: Ethanol blending; bio-diesel blending, Generic and Premium Gasoline additive injection, Red Dye injection; Diesel Lubricity injection; Diesel TXLed Additive injection

D-1

SCHEDULE E

THROUGHPUT FEES

Throughput Fees (per Barrel)

1.              Crude Oil Pipelines: $0.05

2.              Product Pipelines: $0.05

3.              Misc. Truck Rack: $0.66

4.              BSR Finished Products Rack: $0.66

5.              Big Rail Rack: $0.40

6.              BTX Rail Rack: $0.40

E-1

SCHEDULE F

SPECIFICATIONS

1.              Customer is responsible for producing and supplying Products that meet the specifications of the sales contracts.  Owner shall be responsible for maintaining product quality in the tanks.

2.              Owner will not commingle Products in tanks or salt wells without Customer’s approval.  Customer may direct Owner to commingle Products, in which case Customer shall bear the economic burdens of any degradation of Product value.

F-1